Exhibit 21.1
LIST OF SUBSIDIARIES
CardPayment Solutions, LLC
CardSync Processing, Inc.
E-Commerce Exchange, Inc.
1st National Processing, Inc.
iPayment Acquisition Sub, LLC
iPayment of California, LLC
iPayment of Eureka, Inc.
iPayment of Maine, Inc.
Online Data Corp.
PCS Acquisition Sub, LLC
Quad City Acquisition Sub, Inc.
TS Acquisition Sub, LLC
NPMG Acquisition Sub, LLC
iPayment ICE Holdings, Inc.
iPayment ICE of Utah, LLC
iPayment Central Holdings, Inc.
Central Payment Co., LLC